Date:	April 23, 2009	NEWS RELEASE

For Release:	IMMEDIATELY
Hubbell Incorporated
584 Derby-Milford Road
P. O. Box 549
Orange, CT 06477
203-799-4100

Contact:	William R. Sperry
HUBBELL REPORTS FIRST QUARTER RESULTS;
NET SALES OF $585.6 MILLION AND EARNINGS PER DILUTED SHARE OF $0.60
ORANGE, CT. (April 23, 2009) – Hubbell Incorporated (NYSE:  HUBA, HUBB) today reported operating results for the first quarter ended March 31, 2009.
Net sales in the first quarter of 2009 were $585.6 million, a decrease of 7% compared to the $627.9 million reported in the first quarter of 2008. Operating income was $57.3 million, 24% below 2008 resulting in operating income as a percent of net sales of 9.8%. Net income in the first quarter of 2009 was $33.8 million versus $48.4 million reported in 2008. Earnings per diluted share were $0.60 in the first quarter of 2009 compared to $0.85 reported in the first quarter of 2008. The results for the first quarter of 2009 include approximately $0.04 per diluted share for expenses related to workforce reductions. Free cash flow (defined as cash flow from operations less capital expenditures) was $38.6 million in the first quarter of 2009 versus $20.5 million reported in 2008.
OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said “Our first quarter performance was reflective of the recessionary conditions that persist in our markets. Earlier this year, we outlined our expectations that end markets in 2009 would be down in the low to mid
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teens range. That outlook proved itself out in the first quarter. Our overall reported sales were down 7%, however, volume declined 12% adjusting for the favorable impact of acquisitions, price realization and storm related shipments as well as the adverse effect of foreign exchange. We have continued to adjust our employment levels to match the lower market demand. We took actions in the first quarter to reduce salaried and hourly headcount which is in addition to workforce reductions we made in the fourth quarter. We also have managed production costs in our plants by reducing the length of work weeks at some locations.”
Mr. Powers added “The economic environment was generally consistent with our expectations. The global recession and ongoing credit market disruption have created significant challenges. In our Electrical segment, the U.S. non-residential construction and industrial maintenance and repair markets declined rapidly while the residential market continued to be very weak. In our Power segment, excluding storms, growth in demand for transmission products slowed while spending on distribution products declined low double-digits, in line with our expectations.”
SEGMENT REVIEW
The comments and year over year percentages in this segment review are based on first quarter results in 2009 and 2008.
Electrical segment net sales decreased 14% year-over-year due to broad-based weakness with the notable exception of high voltage test equipment. In addition, the acquisition of Varon in December of 2008 and price realization each contributed 2% to net sales in the first quarter of 2009 offset by foreign currency headwinds. Compared to the first quarter of 2008 operating income decreased 45% to $27.7 million, or 6.9% of net sales. The decrease in profitability and margin was
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due to lower volume, charges related to workforce actions and inventory reductions. These decreases were partially offset by productivity improvements and price realization.
Hubbell’s Power segment reported a 16% increase in sales compared to the first quarter of 2008 due to the impact of acquisitions, higher storm related shipments and price realization. Acquisitions and storms added approximately 14% and 7%, respectively, to net sales in the first quarter of 2009. In addition, price realization added approximately 4% to net sales. Operating income increased 17% to $29.6 million compared to $25.3 million reported in the first quarter of 2008 primarily due to price realization and productivity improvements. Operating margins increased slightly in the first quarter of 2009 versus 2008 as the net benefit of price realization and productivity improvements above cost increases were partially offset by an unfavorable product mix and the inclusion of acquisitions.
SUMMARY & OUTLOOK
Mr. Powers concluded “Hubbell’s end markets are creating significant challenges to our financial performance. We expect those conditions to continue throughout the year and the lower volume levels will continue to compress our margins. However, we have taken decisive actions to lower our employment levels given the operating environment. Our efforts on productivity continue with renewed energy and creativity both outwardly as we work with suppliers and customers and inwardly as we continue to apply lean methodology. We continue to focus on our strong balance sheet and liquidity position and will take advantage of acquisition opportunities where the fit and valuation are compelling. We look forward to serving our key markets with a leaner, stronger Hubbell.”
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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the recently enacted energy related stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2008.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2008 revenues of $2.7 billion, Hubbell Incorporated operates manufacturing
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facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Orange, CT.
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(Financial Schedules are Attached.)

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(in millions, except per share data)

	THREE MONTHS ENDED MARCH 31
	(UNAUDITED)	(UNAUDITED)
	2009	2008
Net Sales	$585.6	$627.9
Cost of goods sold	418.6	440.5

Gross profit	167.0	187.4
Selling & administrative expenses	109.7	112.1

Total Operating Income	57.3	75.3
Operating income as a % of Net Sales	9.8%	12.0%
Interest expense, net	(7.7)	(4.6)
Other income (expense), net	0.2	(1.1)

Income Before Income Taxes	49.8	69.6
Provision for income taxes	15.7	21.2

Net Income	$34.1	$48.4

Less: Net income attributable to Noncontrolling Interest	0.3	—

Net Income attributable to Hubbell	$33.8	$48.4

Earnings Per Share:
Basic	$0.60	$0.85
Diluted	$0.60	$0.85

Average Shares Outstanding:
Basic	56.4	56.7
Diluted	56.5	57.2

NOTE:	The Company adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” effective January 1, 2009. Retrospective application of this standard has decreased basic earnings per share by $0.01 for the three months ended March 31, 2008 and decreased both basic and diluted earnings per share by $0.01 for the year ended December 31, 2008.

HUBBELL INCORPORATED
Segment Information
(in millions)

	THREE MONTHS ENDED MARCH 31
	(UNAUDITED)	(UNAUDITED)
	2009	2008
Net Sales
Electrical	$402.5	$470.3
Power	183.1	157.6

Total Net Sales	$585.6	$627.9

Operating Income
Electrical	$27.7	$50.0
Power	29.6	25.3

Total Operating Income	$57.3	$75.3

Operating Income as a % of Net Sales
Electrical	6.9%	10.6%
Power	16.2%	16.1%
Total	9.8%	12.0%

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(in millions)

	(UNAUDITED)
	MARCH 31, 2009	DECEMBER 31, 2008
ASSETS

Cash and cash equivalents	$192.0	$178.2
Accounts receivable, net	334.4	357.0
Inventories, net	320.1	335.2
Deferred taxes and other	54.2	48.7

TOTAL CURRENT ASSETS	900.7	919.1

Property, plant and equipment, net	344.7	349.1
Investments	38.9	35.1
Goodwill	584.4	584.6
Intangible assets and other	221.0	227.6

TOTAL ASSETS	$2,089.7	$2,115.5

LIABILITIES AND EQUITY

Accounts payable	$141.2	$168.3
Accrued salaries, wages and employee benefits	38.1	61.5
Accrued insurance	53.0	46.3
Dividends payable	19.7	19.7
Other accrued liabilities	128.9	129.2

TOTAL CURRENT LIABILITIES	380.9	425.0

Long-term debt	497.5	497.4
Other non-current liabilities	183.4	182.0

TOTAL LIABILITIES	1,061.8	1,104.4

Hubbell Shareholders’ Equity	1,024.6	1,008.1
Noncontrolling Interest	3.3	3.0

TOTAL EQUITY	1,027.9	1,011.1

TOTAL LIABILITIES AND EQUITY	$2,089.7	$2,115.5

HUBBELL INCORPORATED
Condensed Consolidated Statement Of Cash Flows
(in millions)

	THREE MONTHS ENDED MARCH 31
	(UNAUDITED)	(UNAUDITED)
	2009	2008
Cash Flows From Operating Activities
Net Income attributable to Hubbell	$33.8	$48.4
Depreciation and amortization	17.1	15.1
Stock-based compensation expense	2.0	2.6
Deferred income taxes	3.3	1.0
Changes in working capital	(9.3)	(22.9)
Contributions to defined benefit pension plans	(0.8)	(1.2)
Other, net	0.5	(10.6)

Net cash provided by operating activities	46.6	32.4

Cash Flows From Investing Activities
Capital expenditures	(8.0)	(11.9)
Acquisition of businesses, net of cash acquired	(0.3)	(103.2)
Net change in investments	(3.5)	5.0
Other, net	1.6	1.2

Net cash used in investing activities	(10.2)	(108.9)

Cash Flows From Financing Activities
Borrowings/repayments of debt	—	206.8
Payment of dividends	(19.7)	(19.1)
Acquisition of common shares	—	(92.2)
Proceeds from exercise of stock options	—	0.4
Other, net	—	0.3

Net cash (used in) provided by financing activities	(19.7)	96.2

Effect of foreign exchange rate changes on cash and cash equivalents	(2.9)	3.1

Increase in cash and cash equivalents	13.8	22.8
Cash and cash equivalents
Beginning of period	178.2	77.5

End of period	$192.0	$100.3

HUBBELL INCORPORATED
IMPACT OF FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions
are Participating Securities”
to 2007 and 2008 EARNINGS PER SHARE AND AVERAGE SHARES OUTSTANDING

	03/31/08	6/30/2008		09/30/08		12/31/08		12/31/07
	Three months	Three months	Six months	Three months	Nine months	Three months	Twelve months	Twelve months
	ended	ended	ended	ended	ended	ended	ended	ended
Earnings Per Share:
Basic Previously reported	$0.86	$1.10	$1.96	$1.19	$3.15	$0.83	$3.97	$3.54
FSP EITF 03-6-1 impact	$(0.01)	$—	$(0.01)	$(0.01)	$(0.02)	$—	$(0.01)	$(0.01)

Restated	$0.85	$1.10	$1.95	$1.18	$3.13	$0.83	$3.96	$3.53

Diluted Previously reported	$0.85	$1.09	$1.94	$1.18	$3.12	$0.82	$3.94	$3.50
FSP EITF 03-6-1 impact	—	—	$(0.01)	$—	$(0.01)	$—	$(0.01)	$(0.01)

Restated	$0.85	$1.09	$1.93	$1.18	$3.11	$0.82	$3.93	$3.49

Average Shares Outstanding:
Basic Previously reported	56.4	55.8	56.2	55.9	56.1	55.9	56.0	58.8
FSP EITF 03-6-1 impact	0.3	0.2	0.2	0.2	0.2	0.3	0.3	0.2

Restated	56.7	56.0	56.4	56.1	56.3	56.2	56.3	59.0

Diluted Previously reported	57.0	56.4	56.7	56.4	56.5	56.2	56.5	59.5
FSP EITF 03-6-1 impact	0.2	0.1	0.1	0.1	0.2	0.2	0.2	0.2

Restated	57.2	56.5	56.8	56.5	56.7	56.4	56.7	59.7